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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 71,129      $ 61,697
  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                         121,702       125,278
  Implicit interest in rents                        2,819         2,822

Total earnings                                   $195,650      $189,797

Fixed charges:

  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                        $121,702      $125,278
  Implicit interest in rents                        2,819         2,822

Total fixed charges                              $124,521      $128,100


Ratio of earnings to fixed charges                   1.57          1.48

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